Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces Second Quarter 2009 Results
INDIANA, PA., August 7 /PRNewswire-FirstCall/ — Superior Well Services, Inc. (Nasdaq: SWSI), a provider of wellsite solutions specializing in technical pumping and completion, down-hole surveying and fluid logistic services, today announced a net loss excluding non-cash goodwill impairment, a non-GAAP financial measure, of $17.7 million or a $0.79 loss per diluted share. Net loss excluding non-cash goodwill impairment excludes the impact of a $20.2 million after-tax ($33.2 million pre-tax) non-cash goodwill impairment charge recognized in the second quarter of 2009. Net loss as reported for the second quarter of 2009 was $38.7 million, or a $1.66 loss per diluted share, compared to net income of $9.6 million, or $0.41 per diluted share, in the same period in 2008. The second quarter’s diluted loss per share compares to net loss per share of $0.67 in the previous quarter. For a reconciliation of net loss excluding non-cash goodwill impairment to net income (loss) please see the Non-GAAP financial measure tables included in this press release.
Revenue in the second quarter of 2009 was $90.5 million, a 26.0% decrease from the $122.3 million reported in the previous quarter and a 24.4% decrease from the $119.7 million reported in the second quarter of 2008. Operating loss for the second quarter, which includes the goodwill impairment charge was $59.2 million compared to $19.1 million of operating loss reported in the previous quarter and $16.6 million of operating income reported in the second quarter of 2008. Adjusted EBITDA, a non-GAAP financial measure, totaled $(7.3) million, as compared to $(1.1) million reported in the previous quarter and $26.7 million reported in the second quarter of 2008. For our definition of Adjusted EBITDA, please see footnote 1. For a reconciliation of Adjusted EBITDA to net income (loss), please see the Non-GAAP financial measure tables included in this press release.
David Wallace, Chief Executive Officer, said, “The current economic recession and credit environment has lowered demand for energy resulting in significantly lower prices for crude oil and natural gas. North American drilling activity declined rapidly in the first six months of 2009 with the U.S. rig count dropping 47% over this period. This decrease in activity, coupled with increased price competition, has led to higher sales discounts across our operating regions negatively impacting our operating margins.
The extent and duration of this cyclical downturn is uncertain. We have responded to this environment by implementing cost control measures including:
•	reducing our workforce by 44% to approximately 1,460 as compared to 2,589 as of December 31, 2008;

•	initiating compensation and benefit reductions;

•	focusing on material cost reductions;

•	limiting discretionary spending by utilizing the relative young age of our fleet; and

•	repositioning employees and equipment to take advantage of areas with higher activity levels.
While it is challenging to predict the movements and extent of this cycle, demand for our services increased modestly in the month of June and we believe pricing has stabilized in most of our markets.”
Stimulation, cementing, nitrogen, down-hole surveying, completion and fluid logistics revenue represented 67.2%, 12.0%, 6.0%, 6.0%, 3.7% and 5.1%, respectively, of our total revenue of $90.5 million in the second quarter of 2009. Each of our operating regions had revenue decreases compared to the previous quarter. The year-over-year revenue decline was primarily due to lower demand for our services, partially offset by revenue from the Diamondback asset acquisition and increased activity levels at new service centers that were established within the last twelve months (“New Centers”). The operations we acquired in the Diamondback asset acquisition represented approximately $32.9 million of our revenue for the second quarter of 2009 and increased activity from New Centers represented approximately $4.0 million of our revenue during the same period. Demand for our services was impacted by the decline in drilling rig activity during the first half of 2009 as well as the weakened economic and credit markets. As a result, we experienced severe pricing erosion in all of our service offerings during the second quarter of 2009 compared to the second quarter of 2008. As a percentage of gross revenue, sales discounts increased 14.3% in the second quarter of 2009 as compared to the second quarter of 2008 due to increased capacity and increased competition in our operating regions that resulted in significant downward pressure on our prices. All of our operating regions experienced substantially higher sales discounts for the second quarter of 2009 compared to the second quarter of 2008. Our stimulation, nitrogen and cementing services continue to see the greatest downward pricing pressure. During the second quarter of 2009 we also saw the negative impact from the elimination of fuel surcharges that we were receiving from our customers during the second quarter of 2008.
Cost of revenue increased 11.0% or $10.2 million for the second quarter of 2009 compared to the second quarter of 2008. The operations we acquired in the Diamondback asset acquisition represented approximately $36.6 million of our cost of revenue for the second quarter of 2009 and increased activity from New Centers represented approximately $5.0 million of our cost of revenue during the same period. As a percentage of net revenue, cost of revenue increased to 113.4% for the second quarter of 2009 from 77.2% for the second quarter of 2008 due primarily to sales discounts on materials, lower labor utilization due to the drop in drilling activity and higher depreciation expenses. As a percentage of net revenue, material costs, labor expense and depreciation increased in the second quarter of 2009 compared to the second quarter of 2008 by 11.8%, 8.0%, and 11.7%, respectively. Material costs as a percentage of gross revenue remained flat between the second quarter of 2009 compared to the second quarter of 2008. However, the year-over-year increase in material costs as a percentage of net revenue was due to higher sales discounts on materials. Labor expenses as a percentage of net revenue increased 8.0% to 27.6% in the second quarter of 2009 compared to the second quarter of 2008 because of lower utilization due to rapidly declining demand for our services. Depreciation expense as a percentage of net revenue increased 11.7% in the second quarter of 2009 compared to the second quarter of 2008 due to additional assets acquired in the Diamondback asset acquisition, as well as an overall drop in equipment utilization due to a drop in the demand for our services. Additionally, the substantially higher level of sales discounts during the second quarter of 2009 compared to the second quarter of 2008 impacts the comparability of the year-over-year increases for materials, labor and depreciation.
SG&A expenses increased 30.6% or $3.3 million for the second quarter of 2009 compared to the second quarter of 2008. As a percentage of revenue, SG&A expenses increased by 6.5% to 15.4% for the second quarter of 2009 from 8.9% for the second quarter of 2008 due to higher costs and a lower revenue base. Labor, professional services and rent expense increased $2.0 million, $0.4 million and $0.5 million, respectively, in the second quarter of 2009 as compared to the second quarter of 2008. These increases are primarily related to the Diamondback asset acquisition that was completed in the fourth quarter of 2008. The operations we acquired in the Diamondback asset acquisition accounted for approximately $3.6 million of our SG&A expenses in the second quarter of 2009. As a percentage of revenue, the portion of labor expenses included in SG&A expenses increased 3.9% to 9.5% in the second quarter of 2009 compared to the second quarter of 2008 due to personnel added in connection with the Diamondback asset acquisition. Additionally, the substantially higher level of sales discounts during the second quarter of 2009 compared to the second quarter of 2008 impacts the comparability of the year-over-year increases for labor.
In the second quarter of 2009, we recorded a non-cash charge of $33.2 million for impairment of the goodwill associated with our technical services and fluid logistic business segments.
Operating loss was $59.2 million for the second quarter of 2009 compared to operating income of $16.6 million for the second quarter of 2008, a decrease of $75.9 million. As a percentage of revenue, operating loss was 65.5% in the second quarter of 2009 compared to operating income of 13.9% in the second quarter of 2008. New Centers and the Diamondback asset acquisition decreased operating income by approximately $1.3 million and $7.2 million, respectively, in the second quarter of 2009 compared to the second quarter of 2008. Additionally, during the three months ended June 30, 2009, operating loss was increased due to a $33.2 million writeoff of goodwill. Adjusted EBITDA decreased $33.9 million in the second quarter of 2009 compared to the second quarter of 2008 to $(7.3) million.
For the second quarter of 2009, we made capital expenditures of approximately $8.5 million to purchase new and upgrade existing pumping and down-hole surveying equipment and for maintenance on our existing equipment base. We plan to continue to focus on minimizing our discretionary spending and limiting our capital expenditures given the current operating environment.
At June 30, 2009, we had $8.2 million of cash and cash equivalents and total long-term debt was $229.5 million, with $149 million outstanding on our $250 million syndicated credit facility. Our syndicated credit facility matures in March 2013 and we are currently in compliance with our debt covenants. While we fully expect to see improvement in our Adjusted EBITDA, if our Adjusted EBITDA maintains its current levels, we project we will violate the financial covenants in the syndicated credit facility as of the end of the third quarter of 2009. In order to address this situation, we have begun discussions with our lenders in the syndicated credit facility to amend the facility so that the covenants are more in line with our current operating results.
We will host a conference call on Friday, August 7th at 11:00 a.m. ET to review these results. To participate in the call, please dial 866-356-4279 and ask for the Superior Well Services, Inc. 2009 second quarter financial results conference call. The confirmation code for the meeting is 61596210. A replay of the call will be available through August 22nd at 888-286-8010. The conference ID for the replay is 44327690.
A simultaneous webcast of the call may be accessed over the Internet at www.swsi.com using the investor relations section of the website. The webcast will be archived for replay on our website for 15 days.

For more information about Superior Well Services, Inc. (Nasdaq: SWSI) please visit www.swsi.com. Financial and other information about us is routinely posted on and accessible at www.swsi.com.
(1) We define Adjusted EBITDA as net income plus interest, taxes, non-cash stock compensation expense, non-cash goodwill impairment, depreciation, amortization and accretion. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We have included Adjusted EBITDA as a supplemental disclosure because our management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing our operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use Adjusted EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of Adjusted EBITDA to net income following the consolidated statement of operations included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors our management believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to: a decrease in domestic spending by the oil and natural gas exploration and production industry; a decline in or substantial volatility of crude oil and natural gas commodity prices; current weakness in the credit and capital markets and lack of credit availability; overcapacity and competition in our industry; unanticipated costs, delays or other difficulties in executing our growth strategy, including difficulties associated with the integration of the Diamondback asset acquisition; the loss of one or more significant customers; the loss of or interruption in operations of one or more key suppliers; the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2008	2009	change	2008	2009	change
Revenue	$119,734	$90,492	(24.4)%	$213,174	$212,773	(0.2)%
Cost of revenue	92,435	102,636	11.0%	171,212	227,956	33.1%

Gross profit (loss)	27,299	(12,144)	(144.5)%	41,962	(15,183)	(136.2)%
Selling, general and administrative expenses	10,682	13,948	30.6%	20,226	30,003	48.3%
Goodwill impairment	—	33,155		—	33,155

Operating income (loss)	16,617	(59,247)	(456.5)%	21,736	(78,341)	(460.4)%
Interest expense	233	3,150		410	6,326

Other income (expense), net	(40)	109		(383)	(84)

Income (loss) before income taxes	16,344	(62,288)	(481.1)%	20,943	(84,751)	(504.7)%
Income taxes (benefit)
Current	2,165	(5,865)		3,173	(18,151)
Deferred	4,588	(18,511)		5,777	(13,977)

	6,753	(24,376)		8,950	(32,128)

Net income (loss) before dividends on preferred stock	$9,591	$(37,912)	(495.3)%	$11,993	$(52,623)	(538.8)%

Dividends on preferred stock	—	(750)		—	(1,500)

Net income (loss) available to common stockholders	$9,591	$(38,662)	(503.1)%	$11,993	$(54,123)	(551.3)%

Earnings (loss) per common share:
Basic	$0.41	$(1.66)	(504.9)%	$0.52	$(2.33)	(548.1)%

Fully diluted	$0.41	$(1.66)	(504.9)%	$0.52	$(2.33)	(548.1)%

Weighted average shares outstanding — basic:	23,152,566	23,221,080		23,146,962	23,213,064
Weighted average shares outstanding — diluted:	23,269,440	26,221,080		23,273,029	26,213,064
Revenue by operating region (amounts in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
Region	2008		2009		2008		2009
Appalachian	$45,874	38.3%	$28,037	31.0%	$81,700	38.3%	$58,611	27.6%
Southeast	22,422	18.7	12,077	13.4	39,561	18.6	33,480	15.7
Southwest	14,832	12.4	27,085	29.9	28,928	13.6	63,397	29.8
Rocky Mountain	14,378	12.0	2,277	2.5	23,223	10.9	10,296	4.8
Mid-Continent	22,228	18.6	21,016	23.2	39,762	18.6	46,989	22.1

Total	$119,734	100.0%	$90,492	100.0%	$213,174	100.0%	$212,773	100.0%

Revenue by service type (amounts in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
			$	%			$	%
	2008	2009	change	change	2008	2009	change	change
Revenues by service type:
Stimulation	$76,431	$60,852	$(15,579)	(20.4)%	$131,698	$140,357	$(8,659)	(6.6)%
Cementing	22,204	10,858	(11,346)	(51.1)	43,680	27,453	(16,227)	(37.1)
Nitrogen	7,893	5,403	(2,490)	(31.5)	14,238	12,378	(1,860)	(13.1)

Technical pumping revenues	106,528	77,113	(29,415)	(27.6)	189,616	180,188	(9,428)	(5.0)
Completion services	—	3,385	3,385	100.0	—	7,182	7,182	100.0
Down-hole surveying services	13,206	5,403	(7,803)	(59.1)	23,558	11,805	(11,753)	(49.9)

Technical Service revenue	119,734	85,901	(33,833)	(28.3)	213,174	199,175	(13,999)	(6.6)
Fluid Logistics	—	4,591	4,591	100.0	—	13,598	13,598	100.0

Total revenue	$119,734	$90,492	$(29,242)	(24.4)%	$213,174	$212,773	$(401)	(0.2)%

Supplemental data (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2009	2008	2009
Depreciation and amortization	$9,464	$17,991	$18,110	$35,476
Capital expenditures	22,992	8,455	50,644	17,811
Non-GAAP Financial Measures:
The following table presents a reconciliation of Adjusted EBITDA to our net income (loss) for each of the periods indicated (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2009	2008	2009
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$9,591	$(37,912)	$11,993	$(52,623)
Income tax expense (benefit)	6,753	(24,376)	8,950	(32,128)
Interest expense	233	3,150	410	6,326
Stock compensation expense	620	734	1,235	1,471
Goodwill impairment	—	33,155	—	33,155
Depreciation, amortization and accretion	9,464	17,991	18,110	35,476

Adjusted EBITDA	$26,661	$(7,258)	$40,698	$(8,323)

The following table presents a reconciliation of net income (loss) to net income (loss) excluding the impact of the non-cash goodwill impairment (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2009	2008	2009
Reconciliation of Net Loss Excluding Non-cash Goodwill Impairment to Net Income (Loss):
Net income (loss)	$9,591	$(37,912)	$11,993	$(52,623)
Goodwill impairment	—	33,155	—	33,155
Income tax expense (benefit) from goodwill impairment	—	(12,973)	—	(12,973)

Net loss excluding non-cash goodwill impairment	$9,591	$(17,730)	$11,993	$(32,441)

The following table presents a reconciliation of net income (loss) per diluted share to net income (loss) per diluted share excluding the impact of the non-cash goodwill impairment (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2009	2008	2009
Reconciliation of Net Loss per Diluted Share Excluding Non-cash Goodwill Impairment to Net Income (Loss) per Share:
Net income (loss) per diluted share	$0.41	$(1.66)	$0.52	$(2.33)
Goodwill impairment, net of tax	—	0.87	—	0.87

Net loss excluding non-cash goodwill impairment per diluted share	$0.41	$(0.79)	$0.52	$(1.46)

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